Exhibit 99.1

Contacts:

Stephanie Diaz (Investors)	Tim Brons (Media)
Vida Strategic Partners	Vida Strategic Partners
415-675-7401	415-675-7402
sdiaz@vidasp.com	tbrons@vidasp.com

AVID BIOSERVICES ANNOUNCES COMPLETION OF REDEMPTION OF SERIES E CONVERTIBLE PREFERRED STOCK

TUSTIN, California, April 15, 2021 -- Avid Bioservices, Inc. (NASDAQ: CDMO) (the “company”), a dedicated biologics contract development and manufacturing organization (CDMO) working to improve patient lives by providing high quality development and manufacturing services to biotechnology and pharmaceutical companies, today announced that it has completed the redemption of all of the company’s outstanding 10.50% Series E Convertible Preferred Stock (“Series E Preferred Stock”) as of April 12, 2021 (the “Redemption Date”).

In a press release dated March 10, 2021, the company announced its intention to utilize a portion of the proceeds from its recent offering of exchangeable senior notes to redeem all of the company’s outstanding Series E Preferred Stock. Each share of Series E Preferred Stock was redeemed at a redemption price equal to the liquidation amount of $25.00 per share plus accrued and unpaid dividends per share up to, but excluding, the Redemption Date. As a result of the completed redemption, the Series E Preferred Stock is no longer outstanding nor listed as CDMOP on the NASDAQ Stock Market.

About Avid Bioservices, Inc.

Avid Bioservices is a dedicated contract development and manufacturing organization (CDMO) focused on development and CGMP manufacturing of biopharmaceutical drug substances derived from mammalian cell culture. The company provides a comprehensive range of process development, CGMP clinical and commercial manufacturing services for the biotechnology and biopharmaceutical industries. With 28 years of experience producing monoclonal antibodies and recombinant proteins, Avid's services include CGMP clinical and commercial drug substance manufacturing, bulk packaging, release and stability testing and regulatory submissions support. For early-stage programs the company provides a variety of process development activities, including upstream and downstream development and optimization, analytical methods development, testing and characterization. The scope of our services ranges from standalone process development projects to full development and manufacturing programs through commercialization. www.avidbio.com